Exhibit 10.20

BROKER'S CONTRACT

THIS AGREEMENT is made on 28 MAR 2011 with the effective date of 28 MAR 2011 between AXA CHINA REGION INSURANCE COMPANY LIMITED ("Company") and HCYC Wealth Management (ASIA) Company Limited ("Broker").

Whereas the Broker shall submit applications for insurance and other business to the Company and Other AXA Companies from time to time, the Company shall pay the Broker remuneration in respect of such applications of insurance and other business accepted by the Company and Other AXA Companies in accordance with the terms and conditions of this Agreement. The term "Other AXA Company" shall in this Agreement mean such subsidiary of the Company, holding company of the Company, subsidiary of the holding company of the Company or affiliated company of the Company as determined by the Company from time to time.

1) **Remuneration**

1.1 (a) (i) For applications for insurance and other business submitted by the Broker and accepted by the Company and Other AXA Companies, the Broker shall be entitled to remuneration calculated in accordance with the Remuneration Schedule. The remuneration for insurance and other business not specified in the Remuneration Schedule shall be determined by the Company at its absolute discretion from time to time.

(ii) The Company reserves the right from time to time to revoke, alter, add, amend or modify the Remuneration Schedule at its absolute discretion by giving the Broker 1 week's notice in writing.

(b) The Broker's entitlement to its remuneration shall be established by, while this Agreement is in force:

(i) issuance by the Company or the relevant Other AXA Company, as the case may be, of a policy document or in the case of any other business a contractual document in each case as specified by the Company or the relevant Other AXA Company from time to time subsequent to its acceptance of an application endorsed with the name of the Broker ; and

(ii) receipt by the Company (or the relevant Other AXA Company directly if so directed by the Company) of the required premiums or monies;

(iii) expiry of the applicable cooling-off period; and

(iv) compliance by the Broker with the provisions of this Agreement in all respects.

1.2 When any policy or contract issued upon the application submitted by the Broker pursuant to this Agreement is changed or converted to another policy or contract, the remuneration on the changed or converted policy or contract shall be payable in accordance with the rules of the Company determined at its absolute discretion in effect at the time of such change or conversion. The Broker shall not be entitled to any remuneration on the changed or converted policy or contract unless the change or conversion is effected by the Broker itself.

1.3 In case a policy is issued within 12 months before or after the termination of a previous policy issued in respect of the same insured, the remuneration on the new policy shall be payable in accordance with the rules of the Company determined at its absolute discretion in effect at the time of its issue.

1.4 No remuneration shall be payable on interim term premiums or on extra premiums due to underwriting reasons.

1.5 In case a policy shall lapse for non-payment of premium and shall subsequently be reinstated, the remuneration on the reinstated policy shall be payable in accordance with the rules of the Company determined at its absolute discretion in effect at the time of such reinstatement.

1.6 The Broker shall have no claim for remuneration on any business unless its name and identification appears on the application. In case more than one broker's name and identification appear on the application, the

remuneration on such business shall be payable in accordance with the rules of the Company determined at its absolute discretion in effect at the time of issuance of such business.

1.7 The Broker shall immediately repay to the Company the remuneration received by it in respect of any premiums or other monies refunded by the Company and Other AXA Companies.

1.8 The Company has the right at all times on its behalf and on behalf of Other AXA Companies to offset against any remuneration or other sum due to the Broker by the Company, and withhold from it, any debt, obligation or liability due or owing or likely to become due or owing by the Broker to the Company and Other AXA Companies.

1.9 In case a policy issued by the Company or any Other AXA Company in respect of an insured is lapsed or surrendered within the first 24 months from the date of issuance of the policy, the Company shall have the right to recover from the Broker such amount of the remuneration paid to the Broker in relation to such policy in accordance with the Remuneration Schedule in effect at the time that the policy is lapsed or surrendered.

2) Obligations of the Broker

2.1 The Broker shall at all times comply with all laws, legislation, statutory rules, regulations, codes and guidelines of government authorities and rules or regulations of the Company in force from time to time.

2.2 It is understood and agreed that there is no employer-employee relationship, principal and agent relationship, joint-venture or partnership either expressed or implied between the Company and the Broker or between each Other AXA Company and the Broker, and nothing contained in this Agreement shall be construed to create such relationships. The Broker shall not act in a manner, which expresses or implies a relationship other than that of independent party nor bind the Company or any Other AXA Company.

2.3 The Broker shall not directly or indirectly induce or attempt to induce any client to convert, lapse, forfeit or surrender his insurance policy or terminate his business relationship with the Company or any Other AXA Company.

2.4 The Broker shall use such forms, documents and materials as may from time to time be supplied to it by the Company (or the relevant Other AXA Company directly if so directed by the Company). The Broker shall not amend or alter any such forms, documents or materials or use any forms, documents and materials not supplied by the Company (or the relevant Other AXA Company directly if so directed by the Company) without the Company's prior written approval. The Broker shall not amend or alter any forms, documents or materials belonging to any applicant or client. Any application form received by the Broker must be promptly forwarded to the Company (or the relevant Other AXA Company directly if so directed by the Company).

2.5 During the term of this Agreement, the Broker agrees that it shall:

(a) bear all fees and expenses incurred in arranging contracts of insurance and other business with the Company or Other AXA Companies, unless otherwise specifically agreed to in writing by the Company. Where the Company and, as the case may be, any Other AXA Company, has incurred such fees and expenses, the Broker shall reimburse the Company and, as the case may be, any Other AXA Company for such fees and expenses;

(b) at all times observe the confidential nature concerning the business of the Company and Other AXA Companies or of persons or companies from time to time dealing with the Company and Other AXA Companies, or the Broker or which comes to the knowledge of the Broker;

(c) promptly disclose to the Company (or the relevant Other AXA Company directly if so directed by the Company) in writing every fact and circumstance within its knowledge relevant to the acceptance of the risk or business by the Company and the relevant Other AXA Company and shall promptly and accurately relate to the Company (or the relevant Other AXA Company directly if so directed by the Company) in writing every fact disclosed to it by the proposed insured and/or any person relevant to the acceptance of the risk or business by the Company and the relevant Other AXA Company;

(d) promptly give notice in writing to the Company (or the relevant Other AXA Company directly if so directed by the Company) whenever it receives notices of any loss or claim made or to be made under a policy or a contract or any breach of any condition of or assignment of a policy or a contract howsoever the Broker is aware of such matter;

(e) in case the Broker is a limited company, promptly give notice in writing to the Company of any change of ownership of its organisation or change in management;

(f) ensure any representation made and information provided in arranging contracts of insurance and/other business is accurate and not misleading;
(g) promptly give notice in writing to the Company upon any disciplinary proceedings being instituted by any regulatory, statutory or professional body against the Broker or any of its owners, directors or controllors, or if the Broker or any such person is charged with any criminal offence; and
(h) procure compliance with this Agreement by each of its officers, employees and agents.

2.6 The Broker agrees that it has no authority to and shall not do the following acts on behalf of the Company and Other AXA Companies:
(a) to accept any risk or business;
(b) to issue any cover note, policy or other contract;
(c) to receive or accept any notice of alternation, cancellation, determination or assignment of any policy or other business, any notice of loss or any other notices;
(d) to waive any term or condition of any policy or other business;
(e) to negotiate terms of settlement, settle or pay any loss or claim or waive or defer payment of premium or other sum;
(f) to incur any liability or pledge the credit of the Company or Other AXA Companies;
(g) to give any warranty, representation or promise in respect of any policy, endorsement, supplementary contract or other business, including any misrepresentation or incomplete or inaccurate representation or comparison for the purpose of inducing a person to convert, lapse, forfeit or surrender his insurance or terminate his business relationship with any company;
(h) to issue any receipt (whether interim, conditional or otherwise) for monies received from clients, which are to be delivered to the Company or Other AXA Companies; and

the Broker shall not represent to a proposed insured or any other person that it is so authorised and shall not make any representation to a proposed insured or any other person in respect of such matter.

2.7 The Broker shall not publish or cause to be published any advertisement concerning this Agreement, the Company, Other AXA Companies, their businesses in any newspaper, magazine, publication or other media whatsoever without the Company's prior written approval. The Broker shall not issue, distribute or cause to be issued or distributed any circular or write or cause to be written to any newspaper, magazine, publication or other media whatsoever in respect of the same without the Company's prior written approval. If any lawsuit shall be brought against the Company or Other AXA Companies in consequence of any unauthorised action or statement of the Broker, the Broker shall be personally liable for and indemnify and keep the Company and Other AXA Companies indemnified and harmless from all costs, expenses and damages arising from or incurred as a result of or in connection with such action or statement.

2.8 The Broker shall not make, or enter into any arrangement with or induce a person to make, any insurance claim of whatever nature which is not a proper and valid claim.

2.9 The Broker shall not act to put the Company or Other AXA Companies at risk by delivering any policy, endorsement or supplementary contract issued to an applicant whose health or occupation it knows or has reason to suspect has changed since the date of application. The Broker shall not deliver to any person any policy or renewal receipt unless the premium has been received by the Company (or the relevant Other AXA Company directly if so directed by the Company) in full within the period allowed for payment and the person on whose life the policy is issued is at the time in good health.

3) Rights of the Company

3.1 The Company and Other AXA Companies are not obliged to accept any application for insurance or other business submitted by the Broker and may by notice to the Broker discontinue either permanently or for such period as they shall think fit the acceptance of any application for insurance or other business of any class.

4) Warranties by the Broker

4.1 The Broker warrants and represents that:-
(a) it is an authorised insurance broker within the meaning of Insurance Companies Ordinance of the Hong Kong Special Administrative Region of the People's Republic of China ("Hong Kong");
(b) should it cease to be an authorised insurance broker, it shall promptly give notice in writing to the Company of such cessation;
(c) it shall not act or hold itself out as in any way which is inconsistent with its capacity as an authorized

insurance broker as stipulated under the relevant laws and regulations;

(d) it shall maintain professional indemnity cover for itself as required under the relevant laws and regulations and in any event shall be wholly responsible for any liabilities arising out of or in connection with its own acts, omissions, professional negligence and misconduct including but not limited to any misrepresentation in arranging contracts of insurance and/or other business; and

(e) it shall obtain consent from clients as to the remuneration it shall receive under this Agreement for the applications for insurance and other business submitted to and accepted by the Company or Other AXA Companies.

5) Indemnity

5.1 The Broker shall indemnify and undertake to pay to the Company and Other AXA Companies an amount equivalent to, and hold them harmless against, all losses, damages, claims, demands, expenses and other liabilities incurred by the Company and Other AXA Companies as a result of any fraud, dishonesty, misconduct or any breach or non-observance of any of the terms of this Agreement or any negligence in the performance of its obligations under this Agreement, including any representation made or act carried out by the Broker which is not authorised under this Agreement.

6) Assignment

6.1 This Agreement, and any right or obligation under this Agreement, shall be assignable by the Company in whole or in part to any successor or affiliated company. However the Broker shall not assign or purport to assign any right or obligation which the Broker may have in this Agreement without the Company's prior written approval.

7) Books and Records

7.1 The Broker shall keep full and proper books and account and records and other documents for the purpose of showing all transactions, matters and things concerning the business of the Broker pursuant to this Agreement.

7.2 The Company shall have the right at any time to examine such books and accounts and records and other documents kept by the Broker pursuant to the Agreement and the Broker shall afford all such facilities for inspection.

8) Suspension

8.1 If the Company in its opinion suspects any of the events in Clause 9.2 may happen, it may at its absolute discretion by notice suspend the operation of this Agreement without giving any reason.

8.2 The operation of this Agreement shall immediately be suspended without the need for any notice to be given by the Company upon the occurrence of an event referred to in Clause 9.2(a).

8.3 If the operation of this Agreement is suspended:

(a) the Broker shall use its best endeavours to co-operate with the Company (or the relevant Other AXA Company directly if so directed by the Company) or others in any investigation into any of the events in Clause 9.2 and shall provide all information, documents and assistance for the purpose of such investigation;

(b) the Broker shall not submit any application for insurance or other business to the Company or Other AXA Companies under this Agreement without the Company's prior written approval; and

(c) the Company may at its absolute discretion withhold part of or all payments of remuneration (whether or not they are accrued).

9) Termination

9.1 The Company or the Broker may terminate this Agreement at any time and without giving any reason for so doing by giving 1 month's notice to the other in writing.

9.2 The Company may terminate this Agreement immediately with notice to the Broker if:

(a) the Broker's licence, authority or registration with the relevant government, regulatory or supervisory

authority is revoked or terminated; or

(b) the Broker goes into liquidation, whether compulsorily or voluntarily (unless such liquidation is or forms part of a bona fide scheme for reconstruction or amalgamation which is first approved in writing by the Company) or the Broker has died (where the Broker is a natural person); or

(c) the Broker becomes subject to any insolvency proceedings; or

(d) any judgement against the Broker shall be entered which for a period of 30 days shall neither be paid nor stayed pending appeal: or

(e) any receiver or officer of any court or government authority shall be appointed or take possession or control of any substantial part of the Broker's assets or property or control over its affairs and obligations: or

(f) the Broker commits any dishonest or fraudulent act which results in the Broker being charged and found guilty of an offence or if the Broker has engaged in any conduct which in the opinion of the Company is prejudicial to the interests of the Company or any Other AXA Company; or

(g) the Broker violates any of the terms and conditions of this Agreement, or fails to observe or obey any of the rules and regulations of the Company; or

(h) the Broker does not meet any requirements which may be required under laws, legislation, statutory rules, regulations, codes and guidelines of government authorities from time to time.

9.3 In the event that written notice is given by the Company or the Broker to terminate this Agreement under Clause 9.1, the Company may at its absolute discretion by notice to the Broker suspend for such period as it thinks fit the operation of this Agreement.

9.4 In the event of termination of this Agreement under Clause 9.2, payments of remuneration shall be stopped immediately (whether or not they are accrued). All of the Broker's rights to such payments accruing prior to termination of this Agreement shall immediately cease upon termination of this Agreement, and the Broker waives all its rights to such payments.

9.5 On termination of this Agreement, the Broker shall promptly deliver up to the Company all forms, documents, materials and computer software programs and any other property belonging to the Company and Other AXA Companies.

9.6 Termination of this Agreement shall not affect accrued rights, commitments or provisions intended to survive the termination of this Agreement. For the avoidance of doubt and without limiting the generality of the foregoing, Clauses 1.7, 1.9 and the relevant provision of the Remuneration Schedule shall survive the termination of this Agreement."

10) Ownership of Materials

10.1 All forms, documents, materials and computer software programs supplied by the Company to the Broker for arranging contracts of insurance and other business with the Company or Other AXA Companies and the copyright and other intellectual property rights of whatever nature in such forms, documents, materials and computer software programs are and shall remain the property of the Company and shall be returned to the Company on termination of this Agreement pursuant to Clause 9 of this Agreement or on the Company's prior written notice.

10.2 The Company grants to the Broker a non-exclusive licence to use such forms, documents, materials and computer software programs provided that, the Broker shall not tamper, alter or modify such forms, documents, materials and computer software programs. For the avoidance of doubt, the licence granted under this Clause 10.2 shall be revoked with immediate effect on termination of this Agreement for any reason or at any time on the Company's written notice as it may think fit.

11) Notices

11.1 Any approval or notice required to be given or sent in this Agreement must be in writing and signed by the Broker or the Company (as the case may be).

11.2 Notices by either party shall be given in writing and may be delivered personally or sent by letter addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of the Broker) its last known address in Hong Kong. Any such notice given by letter shall be deemed to have been given at the time of delivery if delivered personally and on the day following the date of posting if

IN WITNESS whereof the parties to this Agreement have signed this Agreement on the date first before written.

For & on behalf of the Company

Authorised Signatory

The Broker confirms that it has fully read, understood and agreed to the terms of this Agreement, including the Remuneration Schedule, and has accordingly signed this Agreement the day and year as set out on Page 1 hereto.

For & on behalf of the Broker

For and on behalf of
ECYC WEALTH MANAGEMENT (ASIA) COMPANY LIMITED
[illegible]有限公司

Authorised Signatory

Authorised Signature(s)

Business Registration No.: 53250109-000-11-10-1
Telephone No.: 2804 2981
Address: Unit 1801-2, 18/F, Jubilee Centre, 46 Gloucester Road, Wanchai, HK

January 2011

REMUNERATION SCHEDULE

Part 1 (a) - Commission For Life Assurance
Part 1 (b) - Marketing Allowance
Part 1 (c) - Payment
Part 2 - Claw-back Provisions

PART 1 (a) – COMMISSION FOR LIFE ASSURANCE

Non Investment-linked Policy Plans	Commission as Percentage of Premium Received		
	1st Year	2nd Year	3rd Year to 10th Year
Ordinary Life			
Smart Protector II	54	18	3
Smart Protector 20 II	54	18	3
Smart Saver II	54	18	3
Smart Jumbo Saver II	54	18	3
Smart Kid	51	17	3
Disability Income			
Disability Income Protection/ Disability Income Protection Plus			
30 Day Waiting	48	16	5
60, 90 Day Waiting	42	14	5
180 Day Waiting	36	12	5
Smart Medicare/Smart Medimoney	21	20	20
Smart Term/Smart Elite Term			
Yearly Renewable Term with sum insured			
US$10,000 - $249,999	18	9	3
US$250,000 - $499,999	15	8	3
US$500,000 and above	15	8	3
Term Insurance 5 Years/ Term Insurance 10 Years/ Term Insurance Age 75 with sum insured			
US$10,000 - $249,999	45	15	3
US$250,000 - $499,999	42	14	3
US$500,000 and above	39	13	3

Non Investment-linked Policy Plans	Commission as Percentage of Premium Received		
	1st Year	2nd Year	3rd Year to 10th Year
Supplement or Rider			
Waiver of Premium	Same as Basic Policy		
Applicant's Waiver of Premium	(Exclude Limited Pay Plan)		
Smart Lady	"	"	"
Living Insurance Plus	"	"	"
Extra Living Insurance	"	"	"
Smart Living Insurance	"	"	"
Extra CARE	"	"	"
Accident Protector	"	"	"
Disability Income Protection/ Disability Income Protection Plus			
30 Day Waiting	48	16	5
60, 90 Day Waiting	42	14	5
180 Day Waiting	36	12	5
Smart Medicare/Smart Medimoney	21	20	20
Smart Term/Smart Elite Term			
Yearly Renewable Term with sum insured			
US$10,000 - $249,999	18	9	3
US$250,000 - $499,999	15	8	3
US$500,000 and above	15	8	3
Term Insurance 5 Years/ Term Insurance 10 Years/ Term Insurance Age 75 with sum insured			
US$10,000 - $249,999	45	15	3
US$250,000 - $499,999	42	14	3
US$500,000 and above	39	13	3

If the full first year annual premium is paid within 7 days from the date of approval of the basic plan, the Company will pay an additional first year commission of 10% of the above percentages in respect of such full first year annual premium.

Non Investment-linked Policy Plans	Commission as Percentage of Premium Received		
	1st Year	2nd Year	3rd Year to 5th Year
Smart Jumbo Saver 10 II	30	6	1
Smart Protector 10 II	30	6	1
If the full first year annual premium is paid within 7 days from the date of approval of the basic plan, the Company will pay an additional first year commission of 10% of the above percentages in respect of such full first year annual premium.			
Smart Jumbo Saver 5 II	21	3	1

Non Investment-linked Policy Plans	Commission as Percentage of Premium Received		
	1st Year	2nd Year	3rd Year to 5th Year
MAXX 12 Savings Plan	35	6	1
MAXX 8 Savings Plan	21	6	1
If the full first year annual premium is paid within 7 days from the date of approval of the basic plan, the Company will pay an additional first year commission of 10% of the above percentages in respect of such full first year annual premium.			
MAXX 4 Savings Plan	1st Year	2nd Year	3rd Year to 4th Year
	15	3	1
Claw back all first year compensation paid to broker (including but not limited to, commissions and marketing allowance paid in year 1) would be clawback on natural death within year 1 from the policy effective date (no clawback for suicide).			

Non Investment-linked Policy Plans	Commission as Percentage of Premium Received		
	1st Year	2nd Year	3rd Year to 5th Year
HealthEASE Major Illness Insurance-10	35	7	1

Non Investment-linked Policy Plans	Commission as Percentage of Premium Received			
	1st Year	2nd Year	3rd Year to 5th Year	6th Year to 10th Year
HealthPro Major Illness Insurance-20	54	18	3	3
HealthPro Major Illness Insurance-15	45	15	3	3
HealthPro Major Illness Insurance-10	35	7	1	0

Investment-linked Policy Plans	Commission as Percentage of Premium Received		Commission as Percentage of Monthly Account Balance (2)
	1st Year	2nd Year and over	Trail Commission (1)
Pulsar Investment Insurance Plan			
Pulsar Investment Insurance 5	15	0	0.025
Pulsar Investment Insurance 6	18	0	0.025
Pulsar Investment Insurance 7	21	0	0.025
Pulsar Investment Insurance 8	24	0	0.025
Pulsar Investment Insurance 9	27	0	0.025
Pulsar Investment Insurance 10	30	0	0.025
Pulsar Investment Insurance 11	33	0	0.025
Pulsar Investment Insurance 12	36	0	0.025
Pulsar Investment Insurance 13	39	0	0.025
Pulsar Investment Insurance 14	42	0	0.025
Pulsar Investment Insurance 15	45	0	0.025
Pulsar Investment Insurance 16	48	0	0.025
Pulsar Investment Insurance 17	51	0	0.025
Pulsar Investment Insurance 18	54	0	0.025
Pulsar Investment Insurance 19	57	0	0.025
Pulsar Investment Insurance 20	60	0	0.025
Pulsar Investment Insurance 21	63	0	0.025
Pulsar Investment Insurance 22	66	0	0.025
Pulsar Investment Insurance 23	69	0	0.025
Pulsar Investment Insurance 24	72	0	0.025
Pulsar Investment Insurance 25 - 30	75	0	0.025
Lump Sum Premium	3	0	0

(1) Upon the completion of the 13th month of the policy from the policy effective date, the Company will pay Trail Commission monthly based on the monthly account balance of the policy as at the same day each month as the policy effective date.

(2) Monthly account balance is determined by the Account Value of the policy on the same day each month as the policy effective date.

Investment-linked Policy Plans	Commission as Percentage of Premium Received		
	1st Year	2nd Year	3rd Year
Vertex Annuity Investlife			
Basic Premium	15	0.5	0.5
Lump Sum Premium	1	0	0

Supplement or Rider Smart Jumbo Saver 5 & 10 II, Smart Protector 10 II, MAXX, HealthEASE Major Illness Insurance, HealthPro Major Illness Insurance	Commission as Percentage of Premium Received			**Supplement or Rider** Smart Jumbo Saver 5 & 10 II, Smart Protector 10 II, MAXX, HealthEASE Major Illness Insurance, HealthPro Major Illness Insurance	Commission as Percentage of Premium Received		
	1st Year	2nd Year	3rd to 10th Year		1st Year	2nd Year	3rd to 10th Year
Waiver of Premium	54	18	3	Smart Medicare/Smart Medimoney	21	20	20
Applicant's Waiver of Premium	54	18	3	Smart Term/Smart Elite Term			
Smart Lady	54	18	3	Yearly Renewable Term			
Living Insurance Plus	54	18	3	with sum insured			
Extra Living Insurance	54	18	3	US$10,000 - $249,999	18	9	3
Smart Living Insurance	54	18	3	US$250,000 - $499,999	15	8	3
Extra CARE	54	18	3	US$500,000 and above	15	8	3
Accident Protector	54	18	3	Term Insurance 5 Years/			
HealthPro Major Illness Multiple Benefit*	54	18	3	Term Insurance 10 Years/ Term Insurance Age 75			
Disability Income Protection/				with sum insured			
Disability Income Protection Plus				US$10,000 - $249,999	45	15	3
30 Day Waiting	48	16	5	US$250,000 - $499,999	42	14	3
60, 90 Day Waiting	42	14	5	US$500,000 and above	39	13	3
180 Day Waiting	36	12	5				

*Applicable to HealthPro Major Illness Insurance only

PART 1 (b) – MARKETING ALLOWANCE

For Non Investment-linked Policy Plans, a Marketing Allowance of ______83.33%______ of such part of the first year commission earned during the month will be paid and payment shall be subject to the provisions of Part 1(c).

For Investment-linked Policy Plans, a Marketing Allowance of ______50%______ of such part of the first year commission earned during the month will be paid and payment shall be subject to the provisions of Part 1(c).

The Marketing Allowance payable on Supplement or Rider will be determined based on the rate of Marketing Allowance applicable to the type of Policy Plan to which the Supplement or Rider is attached.

PART 1 (c) -- PAYMENT

Where the sum of the Commission for Life Assurance and the Marketing Allowance described in Part 1(a) and (b) of this Schedule in respect of a policy exceeds 100% of the total first year premium received by the Company in respect of such policy, any excess over such 100% shall be withheld by the Company and released only after the premium for the first 13 months of the policy has been received by the Company.

Others Conditions:
Marketing Allowance does not apply to Employee Benefit Insurance, Mandatory Provident Fund (MPF), AXA Central Provident Fund (ORSO), General Insurance and RetireConfident IncomeLife.

PART 2 – CLAW-BACK PROVISIONS

2.1 In case a policy issued by the Company or any Other AXA Company in respect of an insured is lapsed or surrendered [illegible]